Exhibit 99.1

Assurant Reports Third Quarter 2019 Financial Results
Double-Digit Year-over-Year Net Operating Income Growth in Global Lifestyle Driven by Mobile

Key Highlights for Third Quarter 2019
• Net loss of $59.5 million, or $0.96 per share, down $107.8 million or $1.72 per share, respectively
• Net operating income[1] of $104.8 million, or $141.1 million excluding reportable catastrophes[2], up 55 percent and 4 percent, respectively
• Net operating income per diluted share[3] of $1.69, or $2.28 excluding reportable catastrophes[4], up 60 percent and 8 percent, respectively
• $103 million returned to shareholders in share repurchases and common dividends

Note: References to net income (loss) refer to net income (loss) attributable to common stockholders. Comparisons in the quarterly financial highlights relate to last year’s prior period unless otherwise noted.

NEW YORK, November 5, 2019 — Assurant, Inc. (NYSE: AIZ), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today reported results for the third quarter ended September 30, 2019.

“Underlying results for the quarter were strong, driven by double-digit earnings growth in mobile, as our end-to-end service offerings continued to garner market appeal,” said Assurant President and CEO Alan Colberg.

Colberg added, “We believe we’re well positioned to achieve our full-year 2019 financial objectives and sustain double-digit earnings growth long term.”

Reconciliation of Net Operating Income to GAAP Net Income (Loss) Attributable to Common Stockholders1

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions, net of tax)	2019	2018	2019	2018
Global Housing	$41.6	$19.4	$185.8	$163.2
Global Lifestyle	102.1	75.9	312.0	199.8
Global Preneed	7.4	16.8	36.1	41.3
Corporate and other	(20.8)	(19.0)	(64.0)	(56.5)
Interest expense	(20.8)	(21.0)	(62.8)	(45.0)
Preferred stock dividends	(4.7)	(4.7)	(14.0)	(6.3)
Net operating income	104.8	67.4	393.1	296.5
Adjustments:
Net realized gains (losses) on investments	11.7	(4.6)	50.6	(13.2)
Amortization of deferred gains on disposal of businesses	3.5	10.0	13.3	36.5
Net TWG acquisition related charges(1)	(4.2)	(8.0)	(18.3)	(61.0)
Loss on sale of Mortgage Solutions	(7.5)	2.0	(7.5)	(32.4)
Foreign exchange related losses	(8.8)	(18.3)	(16.6)	(14.5)
Net charge related to Iké(2)	(124.8)	—	(131.4)	—
Loss on extinguishment of debt and other related costs	(29.6)	—	(29.6)	—
Other adjustments(1)	(4.6)	(0.2)	(12.6)	4.6
GAAP net (loss) income attributable to common stockholders	$(59.5)	$48.3	$241.0	$216.5
Note: 2018 net operating income includes The Warranty Group (TWG) earnings, per the acquisition, beginning June 1, 2018 and mortgage solutions results prior to the sale on August 1, 2018. A full reconciliation of net operating income to GAAP net income attributable to common stockholders can be found on Page 8.

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Third quarter 2019 net loss included a $124.8 million after-tax charge for the decrease in the estimated fair value of Iké Asistencia. This charge reflected an increase in the liability related to the put/call option, an other than temporary impairment loss on the 40 percent ownership interest in Iké (of which $41.0 million related to cumulative foreign currency losses recorded in other comprehensive income), and a valuation allowance against previously established deferred tax assets.

Third Quarter 2019 Consolidated Results

•
Net loss was $59.5 million, or $0.96 per share, compared to third quarter 2018 net income of $48.3 million, or $0.76 per diluted share. The loss was driven by charges related to the $124.8 million reduction in fair value of Iké Asistencia (collectively, “Iké”) based on the company’s strategic review process and the intent to now sell the business. In addition, the consolidated net loss included expenses from refinancing debt at a lower interest rate. This was partially offset by $30.9 million of lower reportable catastrophes in Global Housing, and mobile profitable growth in Global Lifestyle.

•
Net operating income[1] increased to $104.8 million, compared to third quarter 2018 net operating income of $67.4 million. The increase was primarily due to earnings expansion in Global Lifestyle and lower reportable catastrophes within Global Housing.

Excluding reportable catastrophes, net operating income2 for third quarter 2019 totaled $141.1 million, compared to $135.1 million in the third quarter 2018. Results increased due to growth in mobile, primarily from increased subscribers, partially offset by a charge of $9.9 million for an accounting adjustment in Global Preneed, as well as lower volumes in lender-placed insurance.

•
Net operating income per diluted share[3] increased to $1.69, compared to third quarter 2018 net operating income of $1.06 per diluted share. The calculation excludes the effect of 2.7 million shares of dilutive securities related to the mandatory convertible preferred stock, which were anti-dilutive for the period. Excluding reportable catastrophes, net operating income increased to $2.28 per diluted share, compared to $2.12 per diluted share in third quarter 2018.

•
Net earned premiums, fees and other income from the Global Housing, Global Lifestyle and Global Preneed segments totaled $2.31 billion, an increase of 9 percent from $2.11 billion in third quarter 2018. This reflected organic growth in both Connected Living and Global Automotive.

Reportable Segments

Global Housing

($ in millions)	3Q19	3Q18	% Change	9M19	9M18	% Change
Net operating income(5)	$41.6	$19.4	114%	$185.8	$163.2	14%
Net earned premiums, fees and other income	$510.3	$521.6	(2)%	$1,520.4	$1,587.2	(4)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through July 2018.

•
Net operating income increased, primarily due to lower reportable catastrophes. Third quarter 2019 included $35.7 million of catastrophe losses primarily from Hurricane Dorian compared to $66.6 million in reportable catastrophes in the prior year period.

Excluding reportable catastrophes, third quarter 2019 net operating income declined, mainly driven by lender-placed insurance including lower placement rates and overall volumes as well as less favorable non-catastrophe loss experience. In addition, the previously disclosed higher catastrophe reinsurance costs contributed to the decline. The decrease was partially offset by higher premium rates in lender-placed and the absence of losses related to the mortgage solutions business in the prior year period.

•
Net earned premiums, fees and other income decreased in third quarter 2019, reflecting the sale of mortgage solutions. Excluding mortgage solutions, revenue increased 1 percent as growth in sharing economy offerings and multifamily housing was partially offset by lower revenues in lender-placed insurance.

Global Lifestyle

($ in millions)	3Q19	3Q18	% Change	9M19	9M18	% Change
Net operating income(5)	$102.1	$75.9	35%	$312.0	$199.8	56%
Net earned premiums, fees and other income	$1,749.3	$1,541.5	13%	$5,240.0	$3,562.2	47%
Note: Starting June 1, 2018, the results of TWG business operations is reflected within Global Lifestyle segment results.

•
Net operating income increased 35 percent in third quarter 2019, primarily due to strong organic growth in mobile subscribers in Asia Pacific and North America, and improved operating performance in our European mobile business. Global Automotive organic growth also contributed to earnings. This was partially offset by continued investments to support growth in mobile.

•
Net earned premiums, fees and other income increased primarily due to contributions from Connected Living, driven by continued mobile subscriber growth from protection programs added over the last two years, and higher trade-in volumes versus the prior year period.

Global Preneed

($ in millions)	3Q19	3Q18	% Change	9M19	9M18	% Change
Net operating income(5)	$7.4	$16.8	(56)%	$36.1	$41.3	(13)%
Net earned premiums, fees and other income	$50.8	$48.1	6%	$149.5	$141.2	6%

•
Net operating income decreased primarily due to a charge of $9.9 million for an accounting adjustment related to the historical treatment of deferred acquisition costs. Excluding this adjustment, underlying results increased modestly primarily due to higher investment income from real estate joint venture partnerships and increased assets.

•
Net earned premiums, fees and other income increased in the third quarter 2019, primarily driven by growth in prefunded funeral policies in the U.S., as well as prior period sales of the Final Need product.

Corporate and Other

($ in millions)	3Q19	3Q18	% Change	9M19	9M18	% Change
Net loss attributable to common stockholders	$(210.6)	$(63.8)	(230)%	$(292.9)	$(187.8)	(56)%
Net operating loss(6)	$(20.8)	$(19.0)	(9)%	$(64.0)	$(56.5)	(13)%
Note: Net (loss) income attributable to common stockholders is the comparable GAAP measure to net operating loss for the Corporate & Other segment.

•	Net operating loss[6] increased primarily as a result of a lower tax rate due to the net loss in the quarter.

Holding Company Liquidity Position

•	Holding company liquidity was approximately $385 million as of September 30, 2019, $160 million above the company’s current targeted minimum level of $225 million.

Dividends paid to the holding company in the third quarter 2019 from Assurant operating segments totaled $217 million.

In addition to quarterly interest and Corporate expenses, the company had $67 million of cash outflows including $39 million related to debt refinancing at a lower interest rate and $28 million primarily for a contingent payment related to a block of flood policies acquired in 2016.

•
Share repurchases and common and preferred dividends, totaled $107 million in third quarter 2019. Dividends to shareholders totaled $42 million, including $37 million in common stock dividends and $5 million in preferred stock dividends. Assurant repurchased 0.5 million shares of common stock for $65 million. From October 1 through November 1, 2019, the company repurchased an additional 137,000 shares for approximately $17 million, with $578 million remaining under the current repurchase authorization.

Company Outlook

Based on current views for full-year 2019, the Company expects:

•	Assurant net operating income per diluted share, excluding catastrophe losses[7] to increase 6 percent to 10 percent from 2018, driven mainly by profitable growth in Global Lifestyle as well as share repurchases. This growth rate includes the full year impact of the 10.4 million shares issued for the TWG acquisition. Assurant’s consolidated effective tax rate to be between 23 percent to 25 percent.

•
Double-digit earnings growth to reflect full-year contributions from TWG including approximately $30 million of additional after-tax synergies, strong organic growth in Connected Living, as well as expansion in Global Automotive and multifamily housing, and ongoing expense management efforts.

Earnings growth to be partially offset by the continued declines in Global Financial Services, modest declines in Global Housing, mainly as a result of higher claims in small commercial products, and the accounting adjustment in Global Preneed. Lender-placed net operating income, excluding reportable catastrophe losses and the incremental reinsurance costs, is expected to decline slightly from 2018 mainly due to the reduction in loans tracked from a financially insolvent client, as well as higher non-catastrophe losses.

Corporate and Other full-year net operating loss7 to approximate 2018 levels. Interest expense and preferred dividends are expected to be approximately $83 million and $19 million, respectively, reflecting a full year of financing costs related to the acquisition of TWG.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to approximate segment net operating income, including catastrophe losses. This is subject to the growth of the businesses’ and rating agency and regulatory capital requirements.

•
Capital to be deployed to support business growth, fund other investments and return capital to shareholders in the form of share repurchases and dividends, subject to Board approval and market conditions.

Earnings Conference Call
The third quarter 2019 earnings conference call and webcast will be held Wednesday, November 6, 2019 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

About Assurant
Assurant, Inc. (NYSE: AIZ) is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.
Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Senior Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Director, Investor Relations
Phone: 212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” and the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events or other developments. The following factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the loss of significant clients, distributors or other parties with whom we do business or those parties facing financial, reputational or regulatory issues;

(ii)	significant competitive pressures, changes in customer preferences and disruption;

(iii)	the failure to find suitable acquisitions, integrate completed acquisitions, or grow organically, and risks associated with joint ventures and franchise ownership and operations;

(iv)	the impact of general economic, financial market and political conditions, including unfavorable conditions in the capital and credit markets, and conditions in the markets in which we operate;

(v)	risks related to our international operations, including the United Kingdom’s withdrawal from the European Union, or fluctuations in exchange rates;

(vi)	the impact of catastrophic and non-catastrophe losses;

(vii)	our inability to recover should we experience a business continuity event;

(viii)	our inability to develop and maintain distribution sources or attract and retain sales representatives;

(ix)	the failure to manage vendors and other third parties on whom we rely to conduct business and provide services to our clients;

(x)	declines in the value of mobile devices or export compliance risk in our mobile business;

(xi)	negative publicity relating to our products and services or the markets in which we operate;

(xii)	the failure to implement our strategy and to attract and retain key personnel, including senior management;

(xiii)	employee misconduct;

(xiv)	the adequacy of reserves established for claims and our inability to accurately predict and price for claims;

(xv)	a decline in financial strength ratings or corporate senior debt ratings;

(xvi)	an impairment of goodwill or other intangible assets;

(xvii)	the failure to maintain effective internal control over financial reporting;

(xviii)	a decrease in the value of our investment portfolio including due to market, credit and liquidity risks;

(xix)	the impact of U.S. tax reform legislation and impairment of deferred tax assets;

(xx)	the unavailability or inadequacy of reinsurance coverage and the credit risk of reinsurers, including those to whom we have sold business through reinsurance;

(xxi)	the credit risk of some of our agents;

(xxii)	the inability of our subsidiaries to pay sufficient dividends to the holding company and limitations on our ability to declare and pay dividends;

(xxiii)	changes in the method for determining LIBOR or the replacement of LIBOR;

(xxiv)	the failure to effectively maintain and modernize our information technology systems and infrastructure, or the failure to integrate those of acquired businesses;

(xxv)	breaches of our information systems or those of third parties with whom we do business, or the failure to protect data in such systems, including due to cyber-attacks;

(xxvi)	the costs of complying with, or the failure to comply with, extensive laws and regulations to which we are subject, including those related to privacy, data security and data protection;

(xxvii)	the impact from litigation and regulatory actions;

(xxviii)	reductions in the insurance premiums we charge; and

(xxix)	changes in insurance and other regulation.

For additional information on factors that could affect our actual results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K, as filed with the SEC.
Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income as an important measure of the Company’s operating performance. Net operating income equals net income attributable to common stockholders, excluding Assurant Health runoff operations, net realized gains (losses) on investments, amortization of deferred gains (including Assurant Employee Benefits), net charges relating to the acquisition of The Warranty Group (TWG), foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, loss on sale of mortgage solutions and other highly variable or unusual items other than reportable catastrophes. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business because the excluded items do not represent the ongoing operations of the Company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2019	2018	2019	2018
Net operating income	$104.8	$67.4	$393.1	$296.5
Adjustments (pre-tax):
Net realized gains (losses) on investments	14.9	(5.7)	61.5	(16.6)
Amortization of deferred gains on disposal of businesses	4.4	12.7	16.9	46.2
Net TWG acquisition related charges(1)	(5.4)	(10.6)	(22.5)	(75.1)
Loss on sale of Mortgage Solutions	(9.6)	2.5	(9.6)	(41.0)
Foreign exchange related losses	(8.1)	(18.3)	(16.6)	(13.2)
Net charge related to Iké(2)	(121.1)	—	(130.5)	—
Loss on extinguishment of debt and other related costs	(37.4)	—	(37.4)	—
Other adjustments(1)	(5.6)	0.3	(16.0)	6.5
Benefit for income taxes	3.6	—	2.1	13.3
GAAP net (loss) income attributable to common stockholders	$(59.5)	$48.3	$241.0	$216.5

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income (defined above), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as another important measure of the Company’s operating performance. The Company believes this metric provides investors a valuable measure of the performance of the Company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2019	2018	2019	2018
Global Housing, excluding reportable catastrophes	$77.3	$86.0	$227.6	$237.5
Global Lifestyle(1)	102.7	77.0	311.6	199.6
Global Preneed	7.4	16.8	36.1	41.3
Corporate and other	(20.8)	(19.0)	(64.0)	(56.5)
Interest expense	(20.8)	(21.0)	(62.8)	(45.0)
Preferred stock dividends	(4.7)	(4.7)	(14.0)	(6.3)
Net operating income, excluding reportable catastrophes	141.1	135.1	434.5	370.6
Adjustments, pre-tax:
Net realized gains (losses) on investments	14.9	(5.7)	61.5	(16.6)
Reportable catastrophes	(46.0)	(85.7)	(52.3)	(93.8)
Amortization of deferred gains on disposal of businesses	4.4	12.7	16.9	46.2
Net TWG acquisition related charges(2)	(5.4)	(10.6)	(22.5)	(75.1)
Loss on sale of Mortgage Solutions	(9.6)	2.5	(9.6)	(41.0)
Foreign exchange related losses	(8.1)	(18.3)	(16.6)	(13.2)
Net charge related to Iké	(121.1)	—	(130.5)	—
Loss on extinguishment of debt and other related costs	(37.4)	—	(37.4)	—
Other adjustments(2)	(5.6)	0.3	(16.0)	6.5
Benefit for income taxes	13.3	18.0	13.0	33.0
GAAP net (loss) income attributable to common stockholders	$(59.5)	$48.3	$241.0	$216.5

(1)
3Q 2019 and 2018 exclude losses of $0.6 million after-tax ($0.8 million pre-tax) and $1.1 million after-tax ($1.4 million pre-tax), mainly related to Tropical Storm Imelda and Hurricane Florence, respectively. Nine Months 2019 and 2018 exclude benefits of $0.4 million after-tax ($0.7 million pre-tax) and $0.2 million after-tax ($0.2 million pre-tax), respectively, mainly due to favorable development related to prior year reportable catastrophes.

(2)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses net operating income per diluted share as an important measure of the Company’s stockholder value. Net operating income per diluted share equals net operating income (defined above) divided by weighted average diluted shares outstanding, excluding any dilutive effect from the assumed conversion of the mandatory convertible preferred stock prior to the TWG acquisition date. The Company believes this metric provides investors a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the Company. In addition, it excludes the effect of the mandatory convertible preferred stock, which was used to finance the TWG acquisition, prior to the TWG acquisition date. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2019	2018	2019	2018
Net operating income per diluted share(1)	$1.69	$1.06	$6.29	$5.09
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.25	(0.09)	0.99	(0.29)
Amortization of deferred gains on disposal of businesses	0.07	0.20	0.27	0.79
Net TWG acquisition related charges	(0.09)	(0.17)	(0.36)	(1.28)
Loss on sale of Mortgage Solutions	(0.16)	0.04	(0.15)	(0.71)
Foreign exchange related losses	(0.13)	(0.29)	(0.27)	(0.22)
Net charge related to Iké	(1.95)	—	(2.08)	—
Loss on extinguishment of debt and other related costs	(0.60)	—	(0.59)	—
Other adjustments	(0.10)	0.01	(0.27)	0.11
Benefit for income taxes	0.06	—	0.03	0.23
Net (loss) income attributable to common stockholders per diluted share(1)	$(0.96)	$0.76	$3.86	$3.72

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(4) Assurant uses net operating income per diluted share, excluding reportable catastrophes, as another important measure of the Company's stockholder value. The Company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2019	2018	2019	2018
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.28	$2.12	$6.96	$6.37
Adjustments, pre-tax:
Net realized gains (losses) on investments	0.25	(0.09)	0.99	(0.29)
Reportable catastrophes	(0.74)	(1.34)	(0.84)	(1.61)
Amortization of deferred gains on disposal of businesses	0.07	0.20	0.27	0.79
Net TWG acquisition related charges	(0.09)	(0.17)	(0.36)	(1.28)
Loss on sale of Mortgage Solutions	(0.16)	0.04	(0.15)	(0.71)
Foreign exchange related losses	(0.13)	(0.29)	(0.27)	(0.22)
Net charge related to Iké	(1.95)	—	(2.08)	—
Loss on extinguishment of debt and other related costs	(0.60)	—	(0.59)	—
Other adjustments	(0.10)	0.01	(0.27)	0.11
Benefit for income taxes	0.21	0.28	0.20	0.56
Net (loss) income attributable to common stockholders per diluted share(1)	$(0.96)	$0.76	$3.86	$3.72

(1)
Information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(5) Segment net operating income of the Global Housing, Global Lifestyle and Global Preneed operating segments is equal to GAAP segment net income.

(6) Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and Other segment net loss attributable to common stockholders, excluding Health runoff operations, net TWG acquisition related charges, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities, amortization of deferred gains on disposal of businesses, net realized gains (losses) on investments, interest expense, loss on sale of mortgage solutions and other highly variable or unusual items. The Company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the Company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the Company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net loss attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
($ in millions)	2019	2018	2019	2018
GAAP Corporate and Other segment net loss attributable to common stockholders	$(210.6)	$(63.8)	$(292.9)	$(187.8)
Adjustments, pre-tax:
Amortization of deferred gains on disposal of businesses	(4.4)	(12.7)	(16.9)	(46.2)
Net TWG acquisition related charges(1)	5.4	10.6	22.5	75.1
Interest expense	26.6	26.5	79.6	56.9
Net realized (gains) losses on investments	(14.9)	5.7	(61.5)	16.6
Loss on sale of Mortgage Solutions	9.6	(2.5)	9.6	41.0
Foreign exchange related losses	8.1	18.3	16.6	13.2
Net charge related to Iké	121.1	—	130.5	—
Loss on extinguishment of debt and other related costs	37.4	—	37.4	—
Other adjustments(1)	5.6	(0.3)	16.0	(6.5)
Benefit for income taxes	(9.4)	(5.5)	(18.9)	(25.1)
Preferred stock dividends	4.7	4.7	14.0	6.3
Corporate & other net operating loss	$(20.8)	$(19.0)	$(64.0)	$(56.5)

(1)
Additional details about the components of net TWG acquisition related charges and components of Other adjustments and other key financial metrics are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(7) The company outlook for net operating income per diluted share, excluding reportable catastrophe losses, and Corporate and Other net operating loss each constitute forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of the GAAP components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. Amortization of deferred gains on disposal of businesses is expected to be approximately $16-18 million after-tax. The company is also able to reasonably quantify a range of net TWG acquisition related charges, which is expected to be approximately $25-30 million after-tax. Finally, the company is able to quantify a range of interest expense and preferred stock dividends, as disclosed in the outlook. The interest expense estimate assumes no additional debt is incurred or extinguished in the forecast period and excludes after-tax interest expenses included in debt extinguishment and other related costs. Preferred stock dividends are subject to Board approval.

A summary of net operating income disclosed items is included on page 15 of the company’s Financial Supplement, which is available on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Nine Months Ended September 30, 2019 and 2018

	3Q		9 Months
	2019	2018	2019	2018
($ in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$2,015.4	$1,853.6	$5,952.5	$4,316.8
Fees and other income	295.1	257.9	959.5	976.6
Net investment income	169.5	151.8	490.0	417.6
Net realized gains (losses) on investments	14.9	(5.7)	61.5	(16.6)
Amortization of deferred gains on disposal of businesses	4.4	12.7	16.9	46.2
Total revenues	2,499.3	2,270.3	7,480.4	5,740.6
Benefits, losses and expenses
Policyholder benefits	705.2	680.9	2,006.9	1,586.1
Selling, underwriting, general and administrative expenses	1,755.1	1,487.1	4,981.2	3,789.9
Interest expense	32.2	26.5	85.2	74.0
Loss on extinguishment of debt	31.4	—	31.4	—
Total benefits, losses and expenses	2,523.9	2,194.5	7,104.7	5,450.0
(Loss) income before provision for income taxes	(24.6)	75.8	375.7	290.6
Provision for income taxes	28.6	22.8	117.7	64.6
Net (loss) income	(53.2)	53.0	258.0	226.0
Less: Net income attributable to non-controlling interests	(1.6)	—	(3.0)	—
Net (loss) income attributable to stockholders	(54.8)	53.0	255.0	226.0
Less: Preferred stock dividends	(4.7)	(4.7)	(14.0)	(9.5)
Net (loss) income attributable to common stockholders	$(59.5)	$48.3	$241.0	$216.5

Net income attributable to common stockholders per share:
Basic	$(0.96)	$0.76	$3.88	$3.73
Diluted	$(0.96)	$0.76	$3.86	$3.72

Common stock dividends per share	$0.60	$0.56	$1.80	$1.68

Share data:
Basic weighted average shares outstanding	61,804,492	63,621,184	62,204,242	57,988,570
Diluted weighted average shares outstanding	61,804,492	63,800,347	62,460,245	58,193,940

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At September 30, 2019 and Dec. 31, 2018

	September 30,	December 31,
	2019	2018
	($ in millions)
Assets
Investments and cash and cash equivalents	$16,301.3	$14,657.9
Reinsurance recoverables	9,510.6	9,166.0
Deferred acquisition costs	6,161.2	5,103.0
Goodwill	2,331.0	2,321.8
Value of business acquired	2,262.3	3,157.8
Assets held in separate accounts	1,747.2	1,609.7
Other assets	3,360.9	3,387.7
Assets of consolidated investment entities	2,077.0	1,685.4
Total assets	$43,751.5	$41,089.3

Liabilities
Policyholder benefits and claims payable	$12,435.9	$12,054.6
Unearned premiums	16,383.2	15,648.0
Debt	2,006.3	2,006.0
Liabilities related to separate accounts	1,747.2	1,609.7
Accounts payable and other liabilities	3,782.2	3,182.0
Liabilities of consolidated investment entities	1,706.3	1,455.1
Total liabilities	38,061.1	35,955.4

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,253.4	5,267.4
Accumulated other comprehensive income (loss)	405.2	(155.4)
Total Assurant, Inc. stockholders' equity	5,658.6	5,112.0
Non-controlling interest	31.8	21.9
Total equity	5,690.4	5,133.9
Total liabilities and equity	$43,751.5	$41,089.3